Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Mark S. Zelermyer
February 14, 2008	617-292-9750
mark.zelermyer@fhlbboston.com

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES

2007 OPERATING HIGHLIGHTS AND DECLARES DIVIDEND

BOSTON — The Federal Home Loan Bank of Boston (the Bank) announced the following unaudited financial results for the year ended December 31, 2007, and the board of directors’ declaration of a first quarter dividend:

2007 Balance-Sheet Highlights

Total assets were $78.3 billion at December 31, 2007, an increase of 36.2 percent from $57.5 billion at the close of 2006. Advances grew 49.1 percent to $55.7 billion, compared with $37.3 billion at yearend 2006, and represented 71.2 percent of total assets, compared with 65.0 percent at yearend 2006. Advances balances increased dramatically in the third quarter as a result of a liquidity shortage that affected the U.S. banking system, as well as the consolidation and re-chartering of banking subsidiaries of a member institution. Average advances borrowings for the year as a whole increased $4.5 billion to $44.6 billion. Investments, including short-term placements and securities, increased 17.2 percent to $17.9 billion, compared with $15.2 billion at yearend 2006. Yearend member-mortgage assets declined 9.1 percent to $4.1 billion, compared with $4.5 billion at yearend 2006.

2007 Operating and Capital Results

Net income for 2007 increased 1.2 percent to $198.2 million, compared with $195.8 million for 2006. Capital at yearend 2007 grew 33.8 percent to $3.4 billion, compared with $2.5 billion at yearend 2006, primarily due to the increase in advances outstanding. Net interest income after provision for credit losses on mortgage loans increased 2.8 percent to $312.5 million for the year ended December 31, 2007, from $303.9 million for the year ended December 31, 2006. The increase in net interest income is primarily attributable to strong asset and capital growth in the latter half of 2007. The Bank’s contribution to the Affordable Housing Program rose to $22.2 million in 2007 due to increased earnings, up from $21.8 million the previous year.

First Quarter 2008 Dividend

The Bank’s board of directors declared a dividend rate with an equivalent annual yield of 6.00 percent. The dividend, based on average stock outstanding for the fourth quarter of 2007, will be paid on March 4, 2008.

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to support the residential-mortgage and community-development lending activities of its members, which include over 450 financial institutions across New England. To accomplish its mission, the Bank utilizes private-sector capital to provide members and other qualified customers with reliable access to low-cost wholesale funds, liquidity, a competitive outlet for the sale of loans, special lending programs, technical assistance, and other products and services.

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Federal Home Loan Bank of Boston    |    111 Huntington Avenue    |    Boston, MA 02199    |    617-292-9600    |    FAX: 617-292-9645

www.fhlbboston.com